EXHIBIT 23.2
MORGENSTERN SVOBODA & BEAR, CPA'S,P.C.
-----------------------------------------------------------------------CERTIFIED
PUBLIC ACCOUNTANTS
40 Exchange Place, Suite 1820
New York, NY 10005
TEL: (212) 925-9490
Fax: (212) 226-9134
E-MAIL: MORGENCPA@CS.COM



Board of Directors
Juniper Group, Inc.
20283 State Road, Suite 400
Boca Raton, FL 33498

We consent to the use of our report dated April 13, 2005, on page F-2 of Form 10-KSB of Juniper Group, Inc. for the year ended December 31, 2005, included herein, and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated May 6, 2006, contains an explanatory paragraph that states that the company has suffered recurring losses from operations, negative cash flow and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. The consolidated financials statements do not include any adjustments that might result from the outcome of the uncertainty.



                                         MORGENSTERN, SVOBODA & BEAR, CPA'S,P.C.
                                         CERTIFIED PUBLIC ACCOUNTANTS

New York, NY
May 30, 2006